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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                     FORM 15

             CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
          UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
         SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                         Commission File Number: 1-6454


                                KLEINERT'S, INC.
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             (Exact name of registrant as specified in its charter)

                       120 West Germantown Pike, Suite 100
                           Plymouth Meeting, PA 19462
                            Telephone: (610) 828-7261
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               (Address, including zip code, and telephone number,
            including) area code, of registrant's principal executive
                                    offices)

                     Common Stock, Par Value $1.00 per share
            --------------------------------------------------------
            (Title of Each Class of Securities covered by this Form)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

   Rule 12g-4(a)(1)(i)        [x]         Rule 12h-3(b)(1)(i)       [x]
   Rule 12g-4(a)(1)(ii)       [  ]        Rule 12h-3(b)(1)(ii)      [  ]
   Rule 12g-4(a)(2)(i)        [  ]        Rule 12h-3(b)(2)(i)       [  ]
   Rule 12g-4(a)(2)(ii)       [  ]        Rule 12h-3(b)(2)(ii)      [  ]
                                          Rule 15d-6                [  ]

         Approximate number of holders of record as of the certification on notice date: 178

         Pursuant to the requirements of the Securities Exchange Act of 1934, Kleinert's, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  June 13, 1997                       By: /s/ Gerald E. McGonigle
                                               ------------------------
                                               Name:  Gerald E. McGonigle
                                               Title: Vice President - Finance


Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.

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